Exhibit (l)(1)

October 31, 2013

ClearBridge Energy MLP Total Return Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to ClearBridge Energy MLP Total Return Fund Inc., a closed-end investment company organized as a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2, File Nos. 333-191067 and
811-22693 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended, relating to shares of common stock of the Company, par value $0.001 per share (the “Shares”). The Shares may be issued and sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus and the statement of additional information contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $300,000,000.

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Shares and (b) due issuance and delivery of the Shares, upon payment therefor in accordance with the applicable definitive underwriting agreement, distribution agreement, sales agreement or similar agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Foley & Lardner LLP dated the date hereof.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

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